Exhibit 10.31
2021 STOCK INCENTIVE PLAN
GRANT AGREEMENT

Name:	Employee ID:

Grant Date:	[TO BE UPDATED]
Grant ID:	[TO BE UPDATED]
Target Amount:	__________
Plan:	HPE 2021 Stock Incentive Plan

Performance-Adjusted Restricted Stock Units
GRANT SUMMARY

Target Amount	_________ Shares
Performance Period	01 November 2021 – 31 October 2024
Segment 1	01 November 2021 – 31 October 2023
Segment 2	01 November 2021 – 31 October 2024

THIS PERFORMANCE-ADJUSTED RESTRICTED STOCK UNITS GRANT AGREEMENT (this “Grant Agreement”), as of the Grant Date noted above between Hewlett Packard Enterprise Company, a Delaware corporation (the “Company”), and the Employee named above (the “Team Member”), is entered into as follows:
WHEREAS, the continued participation of the Team Member is considered by the Company to be important for the Company’s continued growth; and
WHEREAS, in order to give the Team Member an incentive to continue in the employ of the Company (or its Affiliates or Subsidiaries), to accept ancillary agreements designed to protect the legitimate business interests of the Company that are made a condition of this grant and to participate in the affairs of the Company, the HR and Compensation Committee of the Board of Directors of the Company or its delegates (the “Committee”) has determined that the Team Member shall be granted the number of performance-adjusted restricted stock units (“PARSUs”) representing hypothetical shares of the Company’s common stock (the “Grant”). Each PARSU will be equal in value to one share of the Company’s $0.01 par value common stock (“Shares”) and is subject to the restrictions stated below and subject to forfeiture until it vests pursuant to Section 4 of this Grant Agreement. The target amount stated above reflects the target number of PARSUs that may be achieved if the performance criteria are attained at 100% of the target level performance (the “Target Amount”), but the actual number of PARSUs that vest and become nonforfeitable shall be determined based on the actual attainment level of performance. The number of PARSUs achieved will be determined at the end of each Segment (as defined below). The PARSUs are subject to the terms of this Grant Agreement and the plan named above (the “Plan”), a copy of which can be found on the Company’s Long-term Incentives website along with a copy of the related prospectus. The Plan and the related prospectus can also be obtained by written or telephonic request to the Company Secretary. Unless otherwise defined in this Grant Agreement, any capitalized terms in this Grant Agreement shall have the meanings ascribed to such terms in the Plan.
THEREFORE, the parties agree as follows:
1.Grant of Performance-Adjusted Restricted Stock Units.
Subject to the terms and conditions of this Grant Agreement and of the Plan, the Company hereby grants to the Team Member the PARSUs, as set forth below.

2.Performance Criteria and Performance Periods.
The Grant is divided into two separate segments, each with a different performance period, as set forth in the Grant Summary above. One-half (1/2) of the Target Amount of the PARSUs is subject to performance criteria for Segment 1 (defined above in the Grant Summary), which is two (2) fiscal years, and one-half (1/2) of the Target Amount of the PARSUs is subject to performance criteria for Segment 2 (defined above in the Grant Summary) which is three (3) fiscal years. Segment 1 and Segment 2 are each individually referred to as a “Segment” and are jointly referred to herein as “Segments.”
For each Segment, the Team Member may be credited with PARSUs based on (a) the Company’s achieving goals for that Segment related to Non-GAAP Net Income (“Net Income”), subject to a multiplier based on the Company’s achievement of relative total shareholder return (“TSR”), (b) the Team Member’s continued employment through the last U.S. business day of the relevant Segment, and (c) the Team Member’s compliance with the requirements and conditions provided for in the Plan and this Grant Agreement.
The goals associated with this Grant shall be established by the Committee and will be communicated separately to the Team Member by the Company. Shares vested at the end of each Segment with respect to each PARSU will range from 0% to 200% of the Target Amount of PARSUs, based upon the Company’s performance against the Net Income and TSR goals as certified by the Committee. No PARSUs will vest for a Segment if performance is below minimum levels.
3.Shares Eligible for Vesting for Each Segment.
(a)Net Income and TSR. 100% of the Target Amount of Shares for each Segment (i.e., 50% of the total Target Amount of Shares) will be determined based upon performance against the Net Income goals for that Segment, as certified by the Committee. That number of Shares will then be subject to a modifier based on TSR for that Segment as certified by the Committee. The relevant number of Shares eligible for vesting for a Segment, based on the Company’s Net Income performance during the relevant Segment, shall be as follows: 0% if Net Income performance is below the minimum level, 50% if Net Income performance is at the minimum level, 100% if Net Income performance is at target level and 200% if Net Income performance is at or above the maximum level. For performance between the minimum level and target level or between target level and the maximum level, a proportionate percentage will be applied based on straight-line interpolation between levels. In all cases in which the Net Income performance is at or above the minimum level of performance, the number of shares eligible for vesting may be increased or decreased by up to twenty percent (20%) based on the Company’s TSR performance against goal for that Segment, except the aggregate number of Shares eligible for vesting for a Segment shall never exceed 200% of the Target Amount of Shares for the Segment.
(b)Service Requirement. Notwithstanding Section 3(a) above, except as provided herein, the Team Member must be employed on the last day of the relevant Segment in order to be eligible to vest in any Shares for that Segment.
4.Vesting of Performance-Adjusted Restricted Stock Units.
Following the Committee’s certification (if applicable) at the end of the relevant Segment that the goals associated with the Grant have been met and that the terms and conditions set forth in this Grant Agreement have been fulfilled (and in any event within seventy-five (75) days of the last day of the relevant Segment), the Company shall deliver a number of Shares corresponding to the number of PARSUs that have become vested pursuant to Section 3 (and Sections 7 through 10, as applicable) and, with respect to such vested Shares, the Company shall deliver additional Shares with a value equal to the aggregate amount (without interest) of the cash dividends declared on the Company’s common stock for which the record date is between the Grant Date and the vesting date (as determined pursuant to this Section 4).
5.Restrictions.
Except as otherwise provided for in this Grant Agreement, the PARSUs or Shares granted hereunder may not be sold, pledged or otherwise transferred.
6.Custody of Performance-Adjusted Restricted Stock Units.
The PARSUs subject hereto shall be held in a restricted account in the name of the Team Member. Upon completion of the relevant Segment, any Shares vested pursuant to Section 4 above shall be released into an unrestricted brokerage account in the name of the Team Member; provided, however, that a portion of such Shares shall be surrendered in payment of Tax-Related Items in accordance with Section 12 below, unless the Company, in its sole discretion, establishes alternative procedures for the payment of such taxes. Any Shares not vested pursuant to Section 4 above shall be forfeited from the Team Member’s account.
7.Termination of Employment.
Except in the case of a termination of employment due to the Team Member’s death, due to a retirement that occurs more than three months after the Grant Date, or due to a total and permanent disability, the Team Member must remain in the employ of the Company (or a Subsidiary or Affiliate) on a continuous basis through the last U.S. business day of the relevant Segment in for any amount of the Shares to become vested except to the extent a severance plan applicable to the Team Member provides otherwise, subject to the terms and conditions of this Grant Agreement. The Committee shall have the exclusive discretion to determine when the Team Member's employment or service is terminated for purposes of this Grant Agreement (including whether the Team Member may still be considered to be providing service while on a leave of absence).

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8.Disability of the Team Member.
In the event that termination of employment is due to the total and permanent disability of the Team Member, the Target Amount of Shares for each then-uncompleted Segment shall become vested, subject to the condition that the Team Member shall have executed a current Agreement Regarding Confidential Information and Proprietary Developments (“ARCIPD”) that is satisfactory to the Company, and shall not have engaged in any conduct that creates a conflict of interest in the opinion of the Company.
9.Death of the Team Member.
In the event that termination of employment is due to the death of the Team Member, the Target Amount of Shares for each then-uncompleted Segment shall become vested.
10.Retirement of the Team Member.
If the Team Member’s employment is terminated more than three months after the Grant Date by reason of the Team Member’s retirement in accordance with the applicable retirement policy of the Company, all unvested PARSUs shall continue to vest and payout in accordance with the vesting and payment schedule set forth above, and for the avoidance of doubt, subject to satisfaction of the applicable performance criteria, and also subject to the condition that the Team Member (i) if requested, shall have executed a current ARCIPD that is satisfactory to the Company, and (ii) shall not have engaged in any conduct that is in violation of any agreement with the Company concerning confidentiality of Company information or post-employment restrictive covenants or otherwise creates a conflict of interest in the opinion of the Company.

11.Section 409A.
Payments made pursuant to the Plan and this Grant Agreement are intended to comply with or qualify for an exemption from Section 409A of the Code (“Section 409A”). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Grant Agreement or to adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or to take any other actions, including any amendments or actions that would result in the reduction of benefits payable under this Grant Agreement, as the Company determines are necessary or appropriate to ensure that all PARSUs are granted in a manner that qualifies for an exemption from, or complies with, Section 409A or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A; provided however, that the Company makes no representations that the PARSUs will be exempt from any penalties that may apply under Section 409A and makes no undertaking to preclude Section 409A from applying to the PARSUs. For the avoidance of doubt, the Team Member hereby acknowledges and agrees that the Company will have no liability to the Team Member or any other party if any amounts payable under this Grant Agreement are not exempt from, or compliant with, Section 409A, or for any action taken by the Company with respect thereto.
12.Taxes.
(a)The Team Member shall be liable for any and all taxes, including income tax, social insurance, fringe benefit tax, payroll tax, payment on account, employer taxes or other tax-related items related to the Team Member’s participation in the Plan and legally applicable to or otherwise recoverable from the Team Member by the Company and/or, if different, the Team Member’s employer (the “Employer”), whether incurred at grant, vesting or sale, prior to vesting, upon receipt of any dividends or at any other time (“Tax-Related Items”). In the event that the Company or the Employer (which, for purposes of this Section 12, shall include a former employer) is required, allowed or permitted to withhold Tax-Related Items as a result of the PARSUs or the Shares acquired pursuant to such PARSUs, or due upon receipt of dividend equivalent payments or dividends, the Team Member shall surrender a sufficient number of whole Shares, make a cash payment or make adequate arrangements satisfactory to the Company and/or the Employer to withhold such Tax-Related Items from the Team Member’s wages or other cash compensation paid to the Team Member by the Company and/or the Employer at the election of the Company, in its sole discretion, or, if permissible under local law, the Company may sell or arrange for the sale of Shares that the Team Member acquires as necessary to cover all Tax-Related Items that the Company or the Employer has to withhold or that are legally recoverable from the Team Member (such as fringe benefit tax), unless the Company, in its sole discretion, has established alternative procedures for such payment. The Team Member will receive a cash refund for any fraction of a surrendered Share or Shares in excess of any and all Tax-Related Items. To the extent that any surrender of Shares or payment of cash or alternative procedure for such payment is insufficient, the Team Member authorizes the Company, its Affiliates and Subsidiaries, which are qualified to deduct tax at source, to deduct from the Team Member's compensation all Tax-Related Items. The Team Member agrees to pay any Tax-Related Items that cannot be satisfied from wages or other cash compensation, to the extent permitted by Applicable Law.
The Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in the Team Member’s jurisdiction(s), in which case the Team Member will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Team Member is deemed to have been issued the full number of Shares subject to the vested PARSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Team Member’s participation in the Plan.
(b)Regardless of any action the Company or the Employer takes with respect to any or all Tax-Related Items, the Team Member acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains the Team Member’s responsibility and may exceed the amount actually withheld by the Company or

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the Employer, if any. The Team Member further acknowledges that the Company and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Grant of PARSUs, including, but not limited to, the grant, vesting or settlement of PARSUs, the release of restrictions on the Shares or the subsequent sale of such Shares and receipt of any dividend payments; and (ii) do not commit to and are under no obligation to structure the terms or any aspect of this Grant to reduce or eliminate the Team Member’s liability for Tax-Related Items or to achieve any particular tax result. Further, if the Team Member has become subject to tax in more than one jurisdiction, the Team Member acknowledges that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Team Member shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Team Member’s participation in the Plan or the Team Member’s receipt of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the benefit described herein if the Team Member fails to comply with the Team Member’s obligations in connection with the Tax-Related Items.
(c)In accepting the PARSUs, the Team Member consents and agrees that in the event the PARSUs become subject to an employer tax that is legally permitted to be recovered from the Team Member, as may be determined by the Company and/or the Employer at their sole discretion, and whether or not the Team Member’s employment with the Company and/or the Employer is continuing at the time such tax becomes recoverable, the Team Member will assume any liability for any such taxes that may be payable by the Company and/or the Employer in connection with the PARSUs. Further, by accepting the PARSUs, the Team Member agrees that the Company and/or the Employer will collect any such taxes from the Team Member by the means set forth in this Section 12. The Team Member further agrees to execute any other consents or elections required to accomplish the above, promptly upon request of the Company.
13.Privacy Notice and Consent.
(a)The Team Member hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Team Member’s personal data as described in this Grant Agreement and any other materials by and among, as applicable, the Company, the Employer and its other Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Team Member’s participation in the Plan.
(b)The Team Member understands that the Company, the Employer and its other Subsidiaries and Affiliates may hold certain personal information about the Team Member , including, but not limited to, name, home address, email address, and telephone number, date of birth, social insurance number, passport or other identification number, salary, year-to-date taxable income, nationality, residency, status, job title, any shares of stock or directorships held in the Company, details of all PARSUs, RSUs, options or any other entitlement to shares of stock granted, canceled, purchased, exercised, vested, unvested or outstanding in the Team Member ’s favor (“Data”) for the exclusive purpose of implementing, managing and administering the Plan.
(c)The Team Member understands that Data will be transferred to the Company or one or more stock plan service providers as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan. The Team Member understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than the Team Member’s country. The Team Member understands that if the Team Member resides outside the United States, the Team Member may request a list with the names and addresses of any potential recipients of the Data by contacting the Team Member's local human resources representative. The Team Member authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Team Member’s participation in the Plan. The Team Member understands that Data will be held only as long as is necessary to implement, administer and manage the Team Member’s participation in the Plan. The Team Member understands that if the Team Member resides outside the United States, the Team Member may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Team Member's local human resources representative.
(d)Further, the Team Member understands that the Team Member is providing the consents herein on a purely voluntary basis. If the Team Member does not consent, or if the Team Member later seeks to revoke the Team Member's consent, the Team Member cannot participate in the Plan. This would not affect the Team Member’s salary or the Team Member's career; the Team Member would merely forfeit the opportunities associated with the Plan For more information on the consequences of the Team Member’s refusal to consent or withdrawal of consent, the Team Member understands that the Team Member may contact the Team Member's local human resources representative.
14.Plan Information.
The Team Member agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with Applicable Laws outside the United States, from the Company’s Long-term Incentives website, and to receive stockholder information, including copies of any annual report, proxy and Form 10-K, from the investor relations section of the Company’s website at www.hpe.com. The Team Member acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are available upon written or telephonic request to the Company Secretary. The Team Member hereby consents to receive any documents related

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to current or future participation in the Plan by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
15.Acknowledgment and Waiver.
By accepting this Grant, the Team Member understands, acknowledges and agrees that:
(a)this Grant Agreement and its incorporated documents reflect all agreements with regard to their respective subject matters, and the Team Member is not accepting this Grant Agreement based on any promises, representations or inducements other than those reflected in this Grant Agreement;
(b)all good-faith decisions and interpretations of the Committee regarding the Plan and Awards granted under the Plan are binding, conclusive and final;
(c)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(d)This Grant is voluntary and occasional and does not create any contractual or other right to receive future grants of PARSUs or other awards, or benefits in lieu of PARSUs, even if Shares or PARSUs have been granted in the past;
(e)all decisions with respect to future grants, if any, will be at the sole discretion of the Company;
(f)the Team Member’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Team Member’s employment relationship at any time, and it is expressly agreed and understood that employment is terminable at the will of either party;
(g)the Team Member is voluntarily participating in the Plan;
(h)PARSUs and their resulting benefits are extraordinary items that are outside the scope of the Team Member’s employment contract, if any;
(i)PARSUs and their resulting benefits are not intended to replace any pension rights or compensation;
(j)PARSUs and their resulting benefits are not part of normal or expected compensation or salary for any purposes, including but not limited to calculating any severance, resignation, termination, redundancy, dismissal, or end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement or welfare benefits, or similar mandatory payments;
(k)PARSUs and their resulting benefits should in no event be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary or Affiliate.
(l)unless otherwise agreed by the Company, the PARSUs and their resulting benefits are not granted as consideration for, or in connection with, the service the Team Member may provide as a director of a Subsidiary or Affiliate;
(m)this Grant will not be interpreted to form an employment contract or relationship with the Company, and furthermore, this grant of PARSUs will not be interpreted to form an employment contract with any Subsidiary or Affiliate;
(n)the future value of the Shares is unknown and indeterminable and cannot be predicted with certainty;
(o)no claim or entitlement to compensation or damages shall arise from forfeiture of the PARSUs resulting from the termination of the Team Member’s employment (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction in which the Team Member is employed or retained or the terms of the Team Member’s employment or service agreement, if any), and in consideration of the grant of the PARSUs to which the Team Member is otherwise not entitled, the Team Member irrevocably agrees never to institute any claim against the Company, the Employer or any other Subsidiary or Affiliate and releases the Company, the Employer and any other Subsidiary and Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Team Member shall be deemed irrevocably to have agreed not to pursue such claim and to have agreed to execute any and all documents necessary to request dismissal or withdrawal of such claims;
(p)the Company, the Employer or any other Subsidiary or Affiliate will not be liable for any foreign exchange rate fluctuation between the Team Member’s local currency and the U.S. dollar that may affect the value of the Shares;

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(q)if the Company’s performance is below the minimum level as set forth in this Grant Agreement, no PARSUs will vest and all Shares will be forfeited by the Team Member;
(r)if the Company determines that the Team Member has engaged in misconduct prohibited by Applicable Law or any applicable policy of the Company, as in effect from time to time (including engagement in Detrimental Activities), or if the Company is required to make recovery from the Team Member under Applicable Law or a Company policy adopted to comply with applicable legal requirements, then the Company may, in its sole discretion, to the extent it determines appropriate, (i) recover from the Team Member the PARSUs that vested up to three (3) years prior to the Team Member’s termination of employment or at any time thereafter, (ii) cancel the Team Member’s outstanding PARSUs, and (iii) take any other action it deems to be required and appropriate; and
(s)the delivery of any documents related to the Plan or Awards granted under the Plan, including the Plan, this Grant Agreement, the Plan prospectus and any reports of the Company generally provided to the Company’s stockholders, may be made by electronic delivery. Such means of electronic delivery may include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, and the delivery of the document via electronic mail or other such means of electronic delivery specified by the Company. The Team Member may receive from the Company a paper copy of any documents delivered electronically at no cost to the Team Member by contacting the Company in writing in accordance with Section 18(k). If the attempted electronic delivery of any document fails, the Team Member will be provided with a paper copy of such document. The Team Member may revoke his or her consent to the electronic delivery of documents or may change the electronic-mail address to which such documents are to be delivered (if the Team Member has provided an electronic-mail address) at any time by notifying the Company of such revoked consent or revised electronic-mail address in accordance with Section 18(k). The Team Member is not required to consent to the electronic delivery of documents.
16.No Advice Regarding Grant.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Team Member’s participation in the Plan or the Team Member’s acquisition or sale of the Shares. The Team Member is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
17.Additional Eligibility Requirements.
In addition to any other eligibility criteria provided for in the Plan, and as a condition of this Grant Agreement, the Team Member agrees to avoid Detrimental Activities (as defined below) if the Team Member is employed in a Vice-President or higher-level role (which includes without limitation Fellow, Senior Fellow, Executive Vice-President, Senior Vice-President, Chief and President positions). If such Vice-President or higher level employee does not accept this Grant Agreement within 75 days of the Grant Date set forth above or such other date as of which the Company shall require in its discretion, this grant of PARSUs shall be cancelled and the Team Member shall have no further rights under this Grant Agreement. However, if the 75-day deadline to accept the Grant Agreement would otherwise be a weekend, holiday or other non-trading day, the deadline will instead be the next following trading day for the New York Stock Exchange.
(a)For purposes of this Grant Agreement, “Detrimental Activities” refers to conduct that is in violation of any contract or other legal obligation the Team Member has to the Company and any one or more of the following activities if engaged in by the Team Member in the twelve (12) month period following the Termination of Employment:
(i)the provision of services to a Competitor in any role or position (as an employee, consultant, or otherwise) that would involve Conflicting Business Activities;
(ii)knowingly participating (directly or indirectly through assistance to others) in soliciting or communicating with any customer of the Company in pursuit of a Competing Line of Business if the Team Member either had business-related contact with that customer or received Confidential Information about that customer in the last two (2) years of the Team Member’s employment with Company;
(iii)knowingly participating (directly or indirectly through assistance to others), for the benefit of a Competitor, in soliciting or communicating with an HPE Employee for the purpose of persuading or helping the HPE Employee to end or reduce his or her employment relationship with the Company if the Team Member either worked with that HPE Employee or received Confidential Information about that HPE Employee in the last two (2) years of the Team Member’s employment with the Company; and
(iv)knowingly participating (directly or indirectly through assistance to others), for the benefit of a Competitor, in soliciting or communicating with an HPE Supplier for the purpose of persuading or helping the HPE Supplier to end or modify to HPE’s detriment an existing business relationship with the Company if the Team Member either worked with that HPE Supplier or received Confidential Information about that HPE Supplier in the last two (2) years of the Team Member’s employment with the Company;
collectively parts (i) – (iv) above shall be referred to in this Grant Agreement as the “Restrictive Covenants.”

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(b)As used here, “Competitor” means an individual, corporation, or other business entity, or separately operated business unit of such an entity, that engages in a Competing Line of Business. “Competing Line of Business” means a business that involves a product or service offered by anyone other than the Company that would replace or compete with any product or service offered or to be offered by the Company with which the Team Member had material involvement while employed by the Company (unless the Company is no longer engaged in or planning to engage in that line of business). “Conflicting Business Activities” means job duties or other business-related activities in the United States or in any other country where the Company business units that the Team Member provides services to do business, and management or supervision of such job duties or business-related activities, if such job duties or business-related activities are the same as or similar in any material way to the job duties or business-related activities that the Team Member participates in or receives Confidential Information or trade secrets about in the last two years of the Team Member's employment with Company. The Team Member stipulates it is reasonable for the scope of Conflicting Business Activities to include a national or larger geographic area given the scope of trade secret and Confidential Information made available to him or her. “HPE Employee” means an individual employed by or retained as a consultant to Company or its subsidiaries. “HPE Supplier” means an individual, corporation, other business entity or separately operated business unit of an entity that regularly provides goods or services to the Company or its subsidiaries, including without limitation any original equipment manufacturer, original design manufacturer or subcontractor. “Confidential Information” has the meaning provided for in the Team Member’s ARCIPD.
(c)Some activities by the Team Member following employment would, by their nature, involve unauthorized use or disclosure of Company trade secrets and Confidential Information, whether or not intentional, which would cause irreparable harm to the Company and be undetectable until it is too late to obtain any effective remedy. In order to resolve any dispute over what activities would fall into this category, the parties agree that the activities prohibited by the Restrictive Covenants are activities of this nature that must be avoided by the Team Member in order to avoid irreparable harm to the Company.
(d)The Restrictive Covenants will apply and be valid notwithstanding any change in the Team Member's duties, responsibilities, position, or title, or the termination of the Team Member's employment with the Company irrespective of which party terminates the relationship or why; provided, however, that unless the Team Member is provided with written notice to the contrary at the time of termination, the restriction in Section 17(a)(i) shall not apply in the event the Team Member's employment with Company is involuntary terminated by Company as a direct result of a workforce restructuring program or similar reduction in force (layoff).
(e)If the Team Member violates or threatens to violate a Restrictive Covenant, the Company will be entitled to withhold or recover the benefits of compliance with this Grant Agreement, and where permitted by controlling law to pursue and receive: injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction; where permitted by law, recovery of attorneys' fees and costs incurred in obtaining such relief; and, any other legal and equitable relief to which it may be entitled. Injunctive relief will not exclude other remedies that might apply. For purposes of any award of fees or costs, the Company shall be considered the prevailing party if it is awarded any part of the relief requested by it, either through partial enforcement, reformation of this Grant Agreement, or otherwise. If the Team Member is found to have violated any restriction(s) in the Restrictive Covenants, then the time period for the violated restriction(s) will be extended by one day for each day that the Team Member is found to have violated the restriction(s), up to a maximum extension equal to the time period originally prescribed for the violated restriction(s). If the Restrictive Covenants are held unenforceable as written, the parties expressly authorize the court or arbiter to enforce the restriction to such lesser degree as would be enforceable and/or to revise, delete, or add to the unenforceable restriction to the extent necessary to enforce the intent of the parties and provide the Company with effective protection.
(f)The enforceability of the Restrictive Covenants as written (and the Team Member's agreement to comply with them as a whole) and the Company's agreement to provide the Team Member the items of benefit conveyed by this Grant Agreement (by way of example only, shares, stock options, stock units, restricted stock units, stock appreciation rights, or cash awards (the conveyed "Incentives")) are mutually dependent. In the event the Restrictive Covenants are held to be unenforceable by a court or arbiter (in whole or in any part deemed material by the Company), the Company's obligations under this Grant Agreement shall be voidable at the election of the Company and where permitted by law the Company shall have the right to terminate any unvested Incentives and recover from the Team Member the Incentives granted to the Team Member under this Grant Agreement, or if the Team Member no longer possesses the Incentives then the monetary value of the Incentives at the time the Team Member sold or otherwise transferred the Incentives to another party.
(g)The Team Member stipulates that the benefits provided to the Team Member through this Grant Agreement are of significant and meaningful value, and serve as additional, mutually agreed upon, fair and reasonable consideration for the Team Member's agreement to avoid Detrimental Activities. The Team Member has been notified that the Team Member has the right to consult legal counsel prior to signing this Grant Agreement. The Team Member was provided as long as 14 days to consider this Grant Agreement before being required to execute it, and if the Team Member executes it before the expiration of 14 days then the Team Member does so voluntarily with the intent to waive the unused remainder of the 14 days allowed.
(h)Nothing in this section prohibits the Team Member from reporting possible violations of law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of law or regulation. The Team Member does not need the prior authorization of the Company to

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make any such reports or disclosures, and the Team Member is not required to notify the Company that the Team Member has made such reports or disclosures.
(i)The limitations agreed to by the Team Member in this section are voluntary, not a term or condition of employment, and a matter of choice for the Team Member. The Team Member will have the choice between complying with the terms of this section or forgoing the benefits that the Team Member would otherwise receive under the Grant Agreement. Nothing in this section shall be applied to the extent that it would violate controlling law or impose a penalty or restriction that violates controlling law.
18.Miscellaneous.
(a)The Company shall not be required to treat as owner of Shares and associated benefits hereunder any transferee to whom such Shares or benefits shall have been transferred in violation of any of the provisions of this Grant Agreement.
(b)The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Grant Agreement.
(c)The Plan is incorporated herein by reference. The Plan and this Grant Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Team Member with respect to the subject matter hereof, other than the terms of any severance plan applicable to the Team Member that provides more favorable vesting and the terms of the Team Member's ARCIPD and any other agreements containing post-employment restrictive covenants that validly impose greater post-employment restrictions on the Team Member. Notwithstanding the foregoing, nothing in the Plan or this Grant Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and the Team Member under which an award properly granted under and pursuant to the Plan serves as any part of the consideration furnished to the Team Member. This Grant Agreement is voluntarily entered into and is not a condition of employment with the Company. This Grant Agreement is governed by the laws of the state of Delaware without regard to its conflict of law provisions. All actions and proceedings seeking to enforce any provision of, or based on any right arising out of, this Grant Agreement must be brought against either of the parties in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. The Team Member stipulates that this Grant Agreement involves contractual rights (such as the Restrictive Covenants) with a value in excess of US$100,000, and that Delaware Code Title 6. Commerce and Trade § 2708 applies to this Grant Agreement.
(d)If the Team Member has received this or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(e)The provisions of this Grant Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
(f)Notwithstanding Sections 18(c) and 18(e), the Company’s obligations under this Grant Agreement and the Team Member’s agreement to the terms of an arbitration agreement and/or an ARCIPD, if any, are mutually dependent. In the event that the Team Member breaches the arbitration agreement or the Team Member’s ARCIPD is breached or found not to be binding upon the Team Member for any reason by a court of law, then the Company will have no further obligation or duty to perform under the Plan or this Grant Agreement.
(g)A waiver by the Company of a breach of any provision of this Grant Agreement shall not operate or be construed as a waiver of any other provision of this Grant Agreement, or of any subsequent breach by the Team Member or any other Awardee.
(h)The Team Member acknowledges that, depending on his or her country of residence, the Team Member may be subject to insider trading restrictions and/or market abuse laws, which may affect the Team Member’s ability to acquire or sell Shares under the Plan during such times as the Team Member is considered to have “inside information” regarding the Company (as defined by the laws in the Team Member’s country of residence). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Team Member is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.
(i)The Company reserves the right to impose other requirements on the Team Member’s participation in the Plan, on the PARSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Team Member to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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(j)Any notice to the Team Member required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Team Member at the address then on file with the Company.
(k)Any notice to be given under the terms of this Grant Agreement to the Company will be addressed in care of Attn: Global Equity Administration at Hewlett Packard Enterprise Company, 6280 America Center Drive, San Jose, California 95002, USA.
(l)The Team Member acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividend payments) in a brokerage or bank account outside the Team Member’s country of residence. The Team Member may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country of residence. The Team Member also may be required to repatriate sale proceeds or other funds received as a result of the Team Member’s participation in the Plan to his or her country of residence through a designated bank or broker within a certain time after receipt. The Team Member acknowledges that it is his or her responsibility to be compliant with such regulations, and the Team Member is advised to consult his or her personal legal advisor for any details.

HEWLETT PACKARD ENTERPRISE COMPANY
Alan May Executive Vice President, Chief People Officer

RETAIN THIS GRANT AGREEMENT FOR YOUR RECORDS
Important Note: Your grant is subject to the terms and conditions of this Grant Agreement, including any Appendix for your country, and to the Company obtaining all necessary government approvals. If you have questions regarding your grant, please contact Stock Plan Administration.

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